Insurance Management Agreement

between

Resource Holdings Ltd. and Resource Re Ltd.

and

Cedar Management Limited

Continental Building
25 Church Street, Hamilton HM 12
Bermuda

This INSURANCE MANAGEMENT AGREEMENT is made on the 15th day of January, 2013 between:

(1)

Resource Holdings Ltd. and Resource Re Ltd. both bodies corporate having their principal office at Continental Building, 25 Church Street, Hamilton HM 12, Bermuda (hereinafter collectively referred to as "the Company").

and

(2)	Cedar Management Limited a body corporate having its principal office at Continental Building, 25 Church Street, Hamilton HM 12, Bermuda (hereinafter referred to as "the Manager")..

WHEREAS:

(a}	The Company is incorporated and existing under the laws of the Bermuda and under such laws the Company is permitted to engage in the business of insurance and/or reinsurance;

{b)	The Company desires certain insurance management and ancillary services in connection with that business;

(c)	The Manager has a proven expertise in the provision of those services and is duly licensed in Bermuda to render such services;

(d}	The Company and the Manager wish to enter into an agreement whereby the Manager will render the Services as defined in Article Ill;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the sufficiency of which is hereby acknowledged and in consideration of the performance by each of the parties hereto of such agreements on and subject to the terms hereof, it is agreed as follows:

ARTICLE 1 DEFINITIONS

In this Agreement:

{a)	"the Board" means the Company's Board of Directors;

(b}	"the Business" means the Company's insurance and reinsurance business;

{c)	"the Insurance Act" means The Insurance Act 1978 of Bermuda and regulations made under it, as amended from time to time;

(d)	"the Services" means the services set out in Article Ill.

ARTICLE II APPOINTMENT OF MANAGER AND PRINCIPAL REPRESENTATIVE

The Company hereby appoints the Manager to manage the Business and to be the Company's Insurance Manager and Principal Representative for the purposes of the Insurance Act, and to do all such acts or things as are reasonably necessary for the efficient operation of the Company in the conduct of the Business but subject to such directions as the Board makes from time to time.

ARTICLE Ill SERVICES OF THE MANAGER

Subject at all times to the instructions or general supervision of the Board (including any person appointed or authorized by the Board in connection with any matter under this Agreement) the Manager will render insurance management and ancillary services during the term of this Agreement as follows:-

(1)	Provide general insurance management services to the Company.

(2)

At the direction of the Board, retain and pay consultants to develop and recommend programs of insurance and reinsurance for consideration by the officers of the Company. The Manager shall however, retain the option to propose for consideration by the Board forms of insurance policies and binders for the use of the Company in respect of the Business.

(3)

At the direction of the Board, accept either in whole or in part insurance and/or reinsurance on risks in respect of the Business offered to the Company upon such terms and conditions and at such premiums as the Board may decide.

(4)

With the permission of the Board, retain and pay for the services of any advisers, whether legal, financial, insurance, actuarial, investment, accounting or otherwise, who in the reasonable opinion of the Manager are necessary for the operation of the Company and/or the conduct of the Business.

(5)

Establish and maintain on behalf of the Company, separate from the Manager's other clients and its own books and records, underwriting, reinsurance, claims and other records as required under the Insurance Act and by any governmental or regulatory authority acting pursuant to the Insurance Act; and such books and records as will provide a true, complete and current record showing the financial condition of the Company at all times in accordance with generally accepted accounting principles applicable to the business of insurance and reinsurance.

(6)

Prepare and execute in the name and on behalf of the Company any policies and contracts of insurance and reinsurance, binders and endorsements in respect of the Business which has been accepted by the Company as per the direction of the Board of Directors;

(7)

Prepare and execute in the name and on behalf of the Company any contracts or documents in respect of ancillary services relating to the Business which has been accepted by the Company as per the direction of the Board of Directors;

(8)

Prepare and deliver to the Company, as soon as practicable at specified intervals and in the form requested by the Company, statements of the financial position and results of operations of the Company.

(9)

Manage the day to day operations of the Company including the invoicing and collection of amounts due to the Company, the payment of claims against the Company and the deposit and withdrawal of funds in connection with the Business. The Manager shall use reasonable endeavors in the collection of amounts due to the Company in respect of the Business but shall be responsible to the Company only for such amounts which are collected. Further, the Manager will open and maintain, in the name of the Company, such bank accounts as may be required, and as per the direction of the Board of Directors.

(10)	Notify the Company from time to time on funds of the Company available for investment and facilitate investment of such funds on behalf of the Company in the manner advised by the Board.

(11)	Inform the Company promptly of the results or summaries of surveys, inspections, computations and similar information and such other matters as may be requested by the Company.

(12)	Use all reasonable endeavors to manage the Business in conformity with the laws of Bermuda, and in particular, but without limitation to the Insurance Act.

(13)

Prepare and file annual insurance statements and reports with appropriate insurance regulatory agencies, including, without limitation, ensuring that the Company is in compliance with all requirements of the Bermuda Monetary Authority (except to the extent that the Company fails to act on the Manager's written advice in such regard).

(14)

Generally provide such other services usual to insurance company management as may be reasonably required by the Company from time to time in connection with the Business which the Company is or may hereafter by its Memorandum of Association be authorized to undertake. In the event that services are required outside the scope of this Agreement, such services may be provided but at an additional fee or fees to that provided for in Article V and /or the Management Fee Addendum.

The Manager will not provide the Company with legal counsel, investment management or advice, tax advice, auditing or actuarial services under this Agreement nor any other advice or service which is not expressly identified in the preceding paragraphs, unless the provision of such additional advice or service has been mutually agreed in writing in advance by the parties.

ARTICLE IV DUTIES OF THE COMPANY

The Company, in consideration of the Manager agreeing to provide the Services, hereby agrees during the term of this Agreement as follows:-

(1)	The Company will provide the Manager with sufficient information and instructions to enable the Manager to provide all and any of the Services;

(2)	The Company will, where appropriate approve the actions of the Manager on behalf of the Company, which are within the scope of this Agreement;

(3)

The Company will make all and any decisions on, and accept sole responsibility for; investments of the Company and the Company will ensure such decisions will not cause a breach under the Insurance Act or any other applicable laws;

(4)	The Company will use all reasonable endeavors to observe all and any applicable laws and will ensure the Company complies with them;

(5)

The Company will promptly act upon any proposal which may be submitted to it for approval by the Manager and will promptly comply with any request for instructions or information made by the Manager in order that the Manager may more efficiently provide all and any of the Services;

(6)

The Company will pay the Manager as compensation in full for provision of all and any of the Services the annual fee and expenses and disbursements in the amount and on the basis set out in Article V of this Agreement and/or the Management Fee Addendum;

(7)	Where an officer of the Company has given the Manager instructions in person or by telephone, written confirmation of any such instructions will be sent to the Manager as soon as possible thereafter.

ARTICLE V COMPENSATION OF MANAGER

The Company shall pay the Manager as full compensation for provision of all and any of the Services an annual fee outlined in Management Fee Addendum (attached to this agreement) payable monthly in advance.

The remuneration of the Manager shall be reviewed on a regular basis and any amendments will be effective as per agreed by the parties.

The Company in addition shall pay upon receipt of periodic invoices from the Manager all reasonable and customary disbursements made by the Manager in the provision of the Services. Expenses shall include, but not be limited to, the cost of travel, sustenance and hotel. Disbursements shall include but not be limited to, telephone, fax, courier, postage, e-mail, and supplies purchased by the Manager on behalf of the Company and any other funds advanced to or paid on behalf of the Company by the Manager.

ARTICLE VI TERM AND TERMINATION

(1)

This Agreement shall become effective on the date first written above and shall remain in full force and effect thereafter until terminated (as hereinafter provided) by either the Company or the Manager giving written notice thereof to the other party at least ninety days in advance of the date upon which termination is to be effective.

(2)	Notwithstanding paragraph (1) above, if one of the parties ("the defaulting party"):

	(a)	fails to discharge any of its obligations and/or liabilities as provided herein within ninety days after receiving a written notice from the other party calling attention to the fact; or

	(b)	becomes insolvent or suspends payment of its debts or enters into any arrangement with its creditors or ceases or threatens to cease to carry on its business; or

	(c)	goes into voluntary liquidation or otherwise has a receiver or administrator appointed;

then in any of such cases, the other party shall thereafter have the right to terminate this Agreement forthwith by giving written notice to the defaulting party.

(3)

Termination of this Agreement for any reason shall not affect the provisions of Article X paragraph (5) nor any rights or obligations of either party which have accrued prior to the effective date of termination.

(4)

Upon termination of this Agreement (howsoever terminated), the Manager shall make all reasonable efforts to effect an orderly transition of all and any of the Company's funds, and all records, including those in electronic medium, of the Company's business, and all policies and contracts of insurance and reinsurance, binders and endorsements, to the Company or to whomsoever the Company may nominate, upon written notice to do so from the Company provided that all fees and disbursements payable by the Company to the Manager under the terms of this agreement are first settled in full.

(5)

Pending such notice, the Manager shall continue to keep all of the Company's funds separate from other funds of the Manager or of the Manager's other clients. At the Company's discretion any and all matters pending at the time of termination shall either be concluded by the Manager or turned over to the Company for final disposition. The Manager shall also procure the resignation of its employees serving as directors and/or officers of the Company.

ARTICLE VII SCOPE OF SERVICES

The obligations of the Manager hereunder are limited to the provision of the Services to the Company. In performing its obligations under this Agreement, the Manager shall act diligently, prudently and with appropriate skill. The Manager shall not have any other or further obligations or responsibilities to the Company, including, but not limited to, any obligation or responsibility for the collectability of any insurance or reinsurance premiums, the profitability of the Business, the solvency of any person (including the Company) or the failure of any third party (including any insurer or reinsurer) to fulfill its obligations, financial or otherwise.

ARTICLE VIII ACTIVITIES OF THE MANAGER

The Company acknowledges that the Manager manages other entities affiliated and unaffiliated with the Manager. The Company agrees that neither the Manager nor any affiliate of the Manager shall in any way be restricted from or limited in acting as a manager for other entities or investing its funds in any entity, including without limitation, any entity which competes with the Company. In the course of providing, or causing to be provided, the Services, the Manager may at its own expense employ independent parties and affiliates of the Manager. The Company agrees to allow Manager to send an employee or representative of the Manager to attend all of the Company's board of directors' meetings and shareholder meetings.

ARTICLE IX NO PARTNERSHIP

The Company and the Manager are independent contractors and are not partners or joint ventures with each other, and nothing herein shall be construed so as to make them such partners or joint venture's or impose any liability as such on either of them.

ARTICLE X MISCELLANEOUS

(1)

This Agreement shall not inure to the benefit of any successor in interest of the Manager or the Company nor may either the Manager or the Company assign any interest under this Agreement without prior written consent of the other.

(2)

If any part of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, such judgment will not affect or nullify the remainder of this Agreement and the effect of such judgment will be confined to the part immediately involved in the controversy adjudged.

(3)

The waiver by either party hereto of any known breach of this Agreement, whether in a single instance or repeatedly, shall not be construed as a waiver of rights under this Agreement to terminate it because of similar or additional breaches. Further, such waiver shall not in any manner be construed as a waiver by the other party to strictly adhere to the terms and conditions of this Agreement nor as a waiver of any claim for damages or other remedy by reason of such breach.

(4)

All notices and other communications relating specifically to this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, or upon the third day following mailings which shall be by recorded or registered mail, postage paid:

(i)	if to the Manager, at Continental Building, 25 Church street, P.O. Box HM 824, Hamilton HM CX, Bermuda

(ii)	if to the Company, at Continental Building, 25 Church street, P.O. Box HM 824, Hamilton HM CX, Bermuda.

or, in either case, to such other person and address as the party to be notified shall have furnished to the other party in writing.

(5)

The Manager shall at all times during the course of this Agreement and thereafter (except as may be required to perform the Services or by applicable law or by any regulatory or governmental body) maintain strict confidentiality with respect to the Company's records and the information contained therein.

(6)

The Manager shall be entitled to rely and act upon all instructions and information given to it by an officer of the Company by telephone (formalized in writing) or by facsimile or other electronic means of transmission.

(7)

This Agreement shall be construed and enforced in accordance with, and governed by, the laws of Bermuda. The captions in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(8)

The Company shall indemnify the Manager against all actions, proceedings, costs, claims, demands and expenses suffered or incurred by the Manager in connection with the provision of the Services and the performance by it of its duties hereunder except as shall arise from the proven fraud, willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder.

(9)

The Manager shall indemnify the Company against all actions, proceedings, costs, claims, demands and expenses suffered or incurred by the Company in connection with the provision of the Services and the performance by it of its duties hereunder except as shall arise from the proven fraud, willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder.

(10)

The liability of the Manager for any loss or damage sustained by the Company as a result of any act or omission of Manager except as shall arise from the proven fraud, willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations shall not exceed an amount equal to the annual fee actually received by the Manager under and by virtue of this Agreement.

(11)

The manager does not act as an insurer for any insured of the Company. This Agreement shall not be construed as an insurance policy or any contract or agreement of indemnity; it being understood that the Manager is in no event under the terms of this Agreement financially responsible or liable for the payment or satisfaction of claims, lawsuits or any cause of action against the Company or any insured of the Company. The payment by the Manager of any funds for the satisfaction of any claim, lawsuit, or cause of action against the Company or any insured of the Company shall not be considered an undertaking by the Manager to be responsible financially or liable for any present or future claims.

(12)

The Manager shall at all times (except as required by law) maintain strict confidentiality with respect to the company's records, the information contained therein and the insurance and reinsurance activities and plans of the Company.

(13)

Any dispute or difference arising between the Parties with regard to the interpretation of this Agreement or to the rights or obligations of any Party or in any manner relating to the subject matter of this Agreement shall be referred to a single arbitrator to be appointed by the Parties or failing agreement by the Parties such arbitrator to be appointed by the auditors of the Company and such arbitration will be held in the domicile of incorporation of the Company.

(14)	No variation of or amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of each of the parties hereto.

(15)	This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall be taken together to constitute one and the same instrument

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its company name by its authorized representative, hereunto duly authorized as of the date first written above.

Resource Holdings Ltd.	Resource Re Ltd.
Signature: ”/s/ Joseph Taussig”	Signature: “/s/ Thomas McMahon
Name and Position: Joseph Taussig/Director	Name and Position: Thomas McMahon/Director
Date: Feb. 12, 2014	Date: Feb. 11, 2014
Witness: ”/s/ Michael Jones”	Witness: “/s/ Joyce Scott”

Cedar Management Limited

Signature: “/s/ Michael Larkin”

Name and Position: Michael Larkin/VP

Date: Feb 11, 2014

Witness: “/s/ Joyce Scott”

MANAGEMENT FEE ADDENDUM

Pursuant to Article V of the Agreement, during the term of this Agreement, the Company will pay to the Manager, as compensation for all its services under this Agreement, a management fee as follows:-

A fixed annual amount of $25,000 per year payable quarterly in advance reviewable after six months of operations. This fixed amount contemplates few insurance contracts and no more than 50 million of equity capital. This fixed amount includes compensation for Thomas McMahon serving on the board of the Company.

During any calendar year in which this Agreement is in affect for less than the entire year, the minimum fee for such shorter period shall be calculated on the basis of 1/12th of such minimum annual fee for each calendar month or portion thereof that this Agreement is in affect during such shorter period.

All other terms and conditions per the Agreement remain the same.

Resource Holdings Ltd.	Resource Re Ltd.
Signature: ”/s/ Joseph Taussig”	Signature: “/s/ Thomas McMahon
Name and Position: Joseph Taussig/Director	Name and Position: Thomas McMahon/Director
Date: Feb. 12, 2014	Date: Feb. 11, 2014
Witness: ”/s/ Michael Jones”	Witness: “/s/ Joyce Scott”

Cedar Management Limited
Signature: “/s/ Michael Larkin”
Name and Position: Michael Larkin/VP
Date: Feb 11, 2014
Witness: “/s/ Joyce Scott”

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